Exhibit 10.3

September 12, 2019

David E. Schlosser Jr.

Dear David,

Thank you for providing the documentation on your current stock holdings in support of the Executive Alternative Work Arrangement Employment Agreement (the “EAWA”) between you and EQT Corporation (“EQT” or the “Company”).

Termination of EAWA Term

EQT is providing formal notice of EQT’s termination of the EAWA effective as of October 24, 2019 (which date represents the end of the current one-year term). Since you were previously paid in December 2018 for the minimum 100 hours of service contemplated by the EAWA for the current annual term, no additional service payment will be made by the Company.

Following the termination of your EAWA, you will have full access to your 401(k) account at Fidelity.

EAWA Buyout Offer

For our mutual benefit, and except as otherwise set forth herein, EQT would like to terminate any remaining right you may have to expense reimbursements and other benefits pursuant to the EAWA in exchange for a lump sum cash payment in the amount of $153,153 (the “Buyout Amount”). The Buyout Amount, net of any required withholding taxes, will be paid to you through EQT payroll promptly (but in any event within forty-five (45) days) following your acceptance of this offer. In addition, by accepting the Buyout Amount, you and EQT agree that the effective date of the termination of your EAWA shall be the date upon which the Company’s Chief Human Resources Officer acknowledges your acceptance by executing this letter agreement below on behalf of the Company (such date, the “Effective Date”) and, effective as of the Effective Date (i) you will be released from the stock ownership requirements in the EAWA and (ii) the final non-competition and non-solicitation periods under Section 15 of the EAWA will commence.

If you accept the Buyout Amount, your eligibility to continue to participate in EQT’s medical, dental and vision programs as provided under Section 4 of the EAWA will continue in accordance with the terms of, and for the period specified in, Section 4 of the EAWA subject to your continued payment of 102% of the then-applicable full active employee premium rates (both the employee portion and the employer portion) as required under Section 4. This benefit will be continued through your current arrangement with Benefit Concepts/Wage Works and you will receive new coupons from Benefit Concepts/Wage Works with the new payment amount before October 25, 2019.

EQT Corporation │

EQT Plaza│ 625 Liberty Avenue │ Suite 1700

Pittsburgh, PA 15222 │

T 412.553.5700 │F 412.553.5732 │ www.eqt.com

If you would like to accept the Buyout Amount, please sign this letter agreement below and return it to me within thirty (30) days following the date hereof. Upon countersignature by the Company, I will provide you a fully executed copy for your records. If we do not receive your executed agreement within thirty (30) days, we will presume you have declined the Buyout Amount and it will no longer be available to you. If you have any questions regarding the termination of the current term of the EAWA or the EAWA buyout offer, please call or e-mail me at (412) 553-5782 or mkrejsa@eqt.com.

Sincerely,

Mary C. Krejsa

Stock Plan Administrator

Acceptance of Buyout Amount:

I accept the Buyout Amount as payment in full in exchange for the amendment of my EAWA to eliminate any and all benefits and/or benefit expense reimbursements or other payments owed to me under the EAWA (including all payments and other rights pursuant to Sections 2, 3, 5, 9, 10 and 11). I understand my acceptance of the Buyout Amount does not alter rights and obligations under Section 4 of the EAWA (relating to participation in EQT’s group medical, dental and vision programs), subject to my continued payment of applicable premiums as provided under the terms of Section 4 of the EAWA. I further understand that my acceptance of the Buyout Amount does not alter my non-competition and non-solicitation obligations to EQT, and the final non-competition and non-solicitation periods under Section 15 of the EAWA will commence as of the Effective Date (as defined above). I hereby agree and acknowledge that this amendment to my EAWA is effective upon the Effective Date, subject to EQT’s payment to me of the Buyout Amount no later than forty-five (45) days following the Effective Date.

Accepted:	/s/ David E. Schlosser Jr.

David E. Schlosser Jr.

Agreed and Acknowledged:

EQT Corporation

By:	/s/ Lesley Evancho
Name:	Lesley Evancho
Title:	Chief Human Resources Officer
Date:	October 1, 2019